Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of said reports in Amendment No. 1 to the Annual Report on Form 10-K/A of TGC Industries, Inc. for the year ended December 31, 2011 of our reports dated March 13, 2012 included in its Registration Statement on Forms S-8 (File No. 333-142221, File No. 333-118588 and File No. 333-13947) relating to the consolidated financial statements and financial statement schedules for the three years ended December 31, 2011 and the internal controls over financial reporting listed in the accompanying index.

/s/ LANE GORMAN TRUBITT, PLLC

Dallas, Texas
March 15, 2013